For more information:  Michael R. Cox
765.463.4527
mcox@BASInc.com

BASi Announces David L. Omachinski Elected to Board

WEST LAFAYETTE, IN, October 14, 2009 —  Bioanalytical Systems, Inc. (Nasdaq: BASI) announced today that David L. Omachinski has been elected to the Board of Directors of the company.

Mr. Omachinski, 57, is currently an executive management consultant.  From 1993 to 2005, he served in various executive management positions with Oshkosh B'Gosh, Inc., including President, Chief Operating Officer, Chief Financial Officer, Vice President of Finance and Treasurer.  Mr. Omachinski also previously held various executive roles with Schumaker, Romenesko & Associates, S.C., a Wisconsin-based, full service, regional accounting firm.

"We are very pleased David will be joining the Board.  He has broad financial experience and his knowledge and insights will provide a valuable perspective to our Board." said BASi Board Chairman William E. Baitinger.

Mr. Omachinski also serves on the board of Anchor BanCorp Wisconsin, Inc. since 1999, the University of Wisconsin-Oshkosh Foundation since 2003, and Chamco, Inc. since 2002.  Mr. Omachinski received his Bachelor of Business Administration from the University of Wisconsin-Oshkosh and is a certified public accountant.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations.  The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to changes in the market and demand for our products and services,  the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

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